FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 25th day of August, 2010, to the Distribution Agreement dated as of March 25, 2010 (the “Agreement”) is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DOUBLELINE FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/Ronald Redell	By: /s/James R. Schoenike
Name: Ronald Redell	James R. Schoenike
Title: President	Title: President

Amended Exhibit A
 to the Distribution Agreement

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series
DoubleLine Total Return Bond Fund
DoubleLine Core Fixed Income Fund
DoubleLine Emerging Markets Fixed Income Fund
DoubleLine Multi-Asset Growth Fund

And any other Funds listed in the then current Prospectus.